EXHIBIT 99.1

Joint Filing Agreement

The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(k)(1).  Each of them is responsible for the timely filing of such amended Schedule 13D, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

In accordance with Rule 13d-1(k)(1) promulgated under the Securities and Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them of such amended Schedule 13D with respect to the auction rate preferred securities of the Issuer beneficially owned by each of them.  This Joint Filing Agreement shall be included as an exhibit to such Schedule 13D.

Date: January 6, 2015

Bank of America Corporation

By:	/S/ Sun Kyung Bae
Name:	Sun Kyung Bae
Title:	Attorney-in-fact

Bank of America, N.A.

By:	/S/ Sun Kyung Bae
Name:	Sun Kyung Bae
Title:	Director

Merrill Lynch, Pierce, Fenner & Smith Incorporated

By:	/S/ Lawrence Emerson
Name:	Lawrence emerson
Title:	Attorney-in-fact

Blue Ridge Investments, L.L.C.

By:	/S/ Michael Lange
Name:	Michael Lange
Title:	Vice President